UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 20, 2006

American Superconductor Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-19672	04-2959321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Technology Drive, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 836-4200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 20, 2006, Kevin Bisson notified American Superconductor Corporation (the “Company”) that he would resign as Senior Vice President and Chief Financial Officer of the Company effective March 10, 2006 to accept an executive position at another publicly traded company. Mr. Bisson’s resignation was not the result of any disagreement between Mr. Bisson and the Company regarding any matter relating to the Company’s operations, policies or practices.

The Company has named Thomas M. Rosa, who is currently Vice President of Finance and Accounting and Corporate Secretary, as interim Chief Financial Officer. Mr. Rosa, age 52, has been with American Superconductor since 1992 and has served as Chief Accounting Officer since 1998, Vice President of Finance and Accounting since 2003 and Corporate Secretary since 2004.

The Company is a party to a severance agreement with Mr. Rosa, dated October 14, 2004. Mr. Rosa’s severance agreement provides for certain severance benefits to Mr. Rosa in the event that Mr. Rosa’s employment is terminated: 1) by the Company without cause in the absence of a change in control of the Company; or 2) by the Company without cause or by Mr. Rosa for good reason following a change in control of the Company (each term as defined in the severance agreement). These benefits primarily consist of the continuation of Mr. Rosa’s salary and employee benefits for a period of six months following termination. The severance agreement expires on March 31, 2010; however, the agreement is subject to automatic one-year extensions on an annual basis, beginning April 1, 2007, unless either Mr. Rosa or the Company provides notice to the other party that it has decided not to extend.

A copy of the press release announcing the resignation of Mr. Bisson and the appointment of Mr. Rosa is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued by the Company on February 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: February 24, 2006	By:	/s/ Gregory J. Yurek
Gregory J. Yurek Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by American Superconductor Corporation on February 24, 2006.